Exhibit 99.1

               HEI, INC. ANNOUNCES $3.54 Million Equity Financing

MINNEAPOLIS, February 17, 2004 -- HEI, Inc. (Nasdaq: HEII, www.heii.com) today announced that it has raised $3.54 million in gross proceeds through the sale of 1,180,000 shares of its common stock in a private placement led by ThinkEquity Partners to a group of institutional and accredited investors.

In connection with the financing, HEI issued 1,180,000 million shares of common stock as well as five-year warrants to purchase 354,000 shares of common stock at an exercise price of $3.72 per share. If the warrant holders exercise the warrants in full the Company would receive an additional approximately $1.3 million in cash proceeds.

"This equity infusion from the group of high quality institutional investors takes advantage of an attractive opportunity to further strengthen our cash position and enables us to more aggressively pursue our key corporate strategies," said Mack V. Traynor, president and chief executive officer of HEI. "Our objectives over the next 12 months include investment in infrastructure, and continuation of the efforts to integrate HEI into a single business focused on serving our target markets with outstanding products, platforms and services."

      HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged in the medical equipment and medical device, hearing, communications and RFID industries. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturable product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

Headquarters & Microelectronics Operations      PO Box 5000, 1495 Steiger Lake
                                                  Lane, Victoria, MN 55386
Advanced Medical Operations                     4801 North 63rd Street,
                                                  Boulder, CO  80301
High Density Interconnect Operations            610 South Rockford Drive,
                                                  Tempe, AZ  85281
RF Identification and Smart Card Operations     1546 Lake Drive West,
                                                  Chanhassen, MN  55317

                           FORWARD LOOKING INFORMATION

Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the use of proceeds from the offering; the amount of additional cash that would be paid upon exercise of the warrants; implementation of business strategies; and HEI's objectives, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI's suppliers, HEI's ability to satisfy financial or other obligations or covenants set forth in its banking agreements, adverse competitive developments, change in or cancellation of customer requirements, the integration of the Advanced Medical Operations, collection of outstanding debt, HEI's ability to succeed on the merits and defend against litigation, and other risks detailed from time to time in HEI's SEC filings. HEI undertakes no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results.